Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Seacoast Banking Corporation of Florida on Pre-Effective Amendment No. 1 to Form S-4 of our report dated March 16, 2015, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida as of and for the year ended December 31, 2014, and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

January 15, 2016